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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                               (Amendment No.2)*


                           Payless ShoeSource, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                    Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   704379106
--------------------------------------------------------------------------------
                                (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G
===============================================================================

----------------------                                       -----------------
  CUSIP NO.  704379106                                       Page 2 of 8 Pages
----------------------                                       -----------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      ESL Partners, L.P., a Delaware limited partnership
      22-2875193
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                            3,438,248
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY              0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                           3,438,248
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                           0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
        4,358,300
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

        14.39%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

       PN
------------------------------------------------------------------------------

----------------------                                       -----------------
  CUSIP NO.  704379106                                       Page 3 of 8 Pages
----------------------                                       -----------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      ESL Limited, a Bermuda corporation

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Bermuda
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                            812,829
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY              0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                           812,829
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                           0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
        4,358,300
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

        14.39%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

       CO
------------------------------------------------------------------------------

----------------------                                       -----------------
  CUSIP NO.  704379106                                       Page 4 of 8 Pages
----------------------                                       -----------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

      ESL Institutional Partners, L.P., a Delaware limited partnership
      06-1456821
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                            107,223
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY              0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                           107,223
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                           0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
        4,358,300
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

        14.39%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

       PN
------------------------------------------------------------------------------

                                                             -------------------
                                                              Page 5 of 8 Pages
                                                             -------------------
Item 1(a) Name of Issuer:
          --------- --------------

          Payless ShoeSource, Inc.


Item 1(b) Address of Issuer's Principal Executive Offices:
--------- -----------------------------------------------

          3231 Southeast Sixth Street
          Topeka, Kansas 66607-2207


Item 2(a) Names of Persons Filing:
--------- -----------------------

          ESL Partners, L.P.
          ESL Limited
          ESL Institutional Partners, L.P.


Item 2(b) Addresses of Principal Business Offices:
--------- ---------------------------------------

          ESL Partners, L.P. and ESL Institutional Partners, L.P.:
          One Lafayette Place
          Greenwich, CT 06830

          ESL Limited
          Hemisphere House
          9 Church Street
          Hamilton, Bermuda


Item 2(c) Citizenship:
--------- -----------

          ESL Partners, L.P. -- Delaware
          ESL Limited -- Bermuda
          ESL Institutional Partners, L.P. -- Delaware


Item 2(d) Title of Class of Securities:
--------- ----------------------------

          Common Stock, par value $.01 per share

Item 2(e) CUSIP Number:
--------- ------------

          704379106

                                                            --------------------
                                                              Page 6 of 8 Pages
                                                            --------------------


Item 3  Status of Persons Filing:
------  ------------------------

        (a)  [  ]  Broker or dealer registered under section 15 of the Act
                   (15 U.S.C. 78o);
        (b)  [  ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                   78c);
        (c)  [  ]  Insurance company as defined in section 3(a)(19) of the
                   Act (15 U.S.C. 78c);
        (d)  [  ]  Investment company registered under section 8 of the
                   Investment Company Act of 1940 (15 U.S.C. 80a-8);
        (e)  [  ]  An investment adviser in accordance with
                   (S)240.13d-1(b)(1)(ii)(E);
        (f)  [  ]  An employee benefit plan or endowment fund in accordance with (S)240.13d-1(b)(1)(ii)(F);
        (g)  [  ]  A parent holding company or control person in accordance with (S)240.13d-1(b)(1)(ii)(G);
        (h)  [  ]  A savings association as defined in Section 3(b) of the
                   Federal Deposit Insurance Act (12 U.S.C. 1813);
        (i)  [  ]  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).
        (j)  [  ]  Group, in accordance with (S)240.13d-1(b)(1)(ii)(J).


Item 4  Ownership:
------  ---------

        (a) Amount Beneficially Owned: 4,358,300 shares of Common Stock, par value $.01 per share.

             This statement is filed on behalf of a group consisting of ESL Partners, L.P., a Delaware limited partnership ("ESL"), ESL Limited, a Bermuda corporation ("Limited"), and ESL Institutional Partners, L.P., a Delaware limited partnership ("Institutional"). The general partner of ESL is RBS Partners, L.P. (the "General Partner"). The general partner of the General Partner of ESL is ESL Investments, Inc., a Delaware corporation. ESL Investment Management, LLC, a Delaware limited liability company ("ESLIM"), is the investment manager of Limited. RBS Investment Management, LLC, a Delaware limited liability company ("RBSIM") is the general partner of Institutional. In the aforementioned capacities, ESL, Limited, and Institutional each may be deemed to be the beneficial owner of the shares of Payless ShoeSource, Inc. common stock beneficially owned by the other members of the group.

             As of December 31, 1999, (i) ESL was the record owner of 3,438,248 shares of common stock of Payless ShoeSource, Inc.; (ii) Limited was the record owner of 812,829 shares of common stock of Payless ShoeSource, Inc.; and (iii) Institutional was the record owner of 107,223 shares of common stock of Payless ShoeSource, Inc.

        (b)  Percent of Class: 14.39%.

                                                           ---------------------
                                                             Page 7 of 8 Pages
                                                           ---------------------


        (c)  Number of shares as to which each person has:

             (i)   sole power to vote or to direct the vote:

                        See Item 5 of each cover page.

             (ii)  shared power to vote or to direct the vote: 0.

             (iii) sole power to dispose or to direct the disposition of:

                        See Item 7 of each cover page.

             (iv)  shared power to dispose or to direct the disposition of:  0.

Item 5  Ownership of 5% or Less of a Class:
------  ----------------------------------

        Not applicable.

Item 6  Ownership of More than 5% on Behalf of Another Person:
------  -----------------------------------------------------

        Not applicable.

Item 7  Identification and Classification of the Subsidiary which Acquired
------  ------------------------------------------------------------------
        the Security Being Reported on By The Parent Holding Company:
        ------------------------------------------------------------

        Not applicable

Item 8  Identification and Classification of Members of the Group:
------  ---------------------------------------------------------

        See Item 4(a).

Item 9  Notice of Dissolution of Group:
------  ------------------------------

        Not applicable

Item 10 Certification:
------- -------------

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                         -----------------------
                                                            Page 8 of 8 Pages
                                                         -----------------------




                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2000

                               ESL PARTNERS, L.P.

                               By:  RBS Partners, L.P., its general partner
                               By:  ESL Investments, Inc., its general partner

                                    By:   /s/EDWARD S. LAMPERT
                                       ---------------------------------------
                                             Edward S. Lampert
                                             Chairman

                               ESL LIMITED

                               By:  ESL Investment Management, LLC,
                                    its investment manager

                                    By:   /s/EDWARD S. LAMPERT
                                       ---------------------------------------
                                             Edward S. Lampert
                                             Managing Member

                               ESL INSTITUTIONAL PARTNERS, L.P.

                               By:  RBS Investment Management, LLC,
                                    its general partner

                                    By:   /s/EDWARD S. LAMPERT
                                        -----------------------------------
                                             Edward S. Lampert
                                             Managing Member

                                    EXHIBITS

Exhibit 1   Joint Filing Agreement, dated as of August 23, 1999, entered into by
---------
            and among ESL Partners, L.P., ESL Limited, and ESL Institutional Partners, L.P. (incorporated by reference from the Schedule 13G of ESL Partners, L.P., ESL Limited and ESL Institutional Partners, L.P. filed as of August 23, 1999).